                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12

                              TIBCO Software Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[_]  $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 12, 2000

                               ----------------

TO THE STOCKHOLDERS OF TIBCO SOFTWARE INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation (the "Company"), will be held on April 12, 2000 at 10:00 a.m. local time at the Company's headquarters located at 3165 Porter Drive, Palo Alto, California, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

  1. To re-elect nine directors and elect one new director to serve until the Company's next annual meeting of stockholders, or until their successors are duly elected and qualified.

  2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock to 1,200,000,000 and preferred stock to 75,000,000.

  3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending November 30, 2000.

  4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on February 21, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

  All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card.

                                          By Order of the Board of Directors

                                          /s/ Robert P. Stefanski
                                          _____________________________________
                                          Robert P. Stefanski
                                          Secretary

Palo Alto, California
March 10, 2000

                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                            YOUR VOTE IS IMPORTANT

  Stockholders of record or "registered stockholders" can vote:

    By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

  If your shares are held in "street" name, that is in the custody of a financial institution or other holder of record, your vote is controlled by that institution or holder. Some institutions may offer telephone voting in addition to returning the proxy card by mail. Specific instructions are printed directly on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                              TIBCO Software Inc.
                               3165 Porter Drive
                              Palo Alto, CA 94304

                               ----------------

                              PROXY STATEMENT FOR
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on April 12, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters located at 3165 Porter Drive, Palo Alto, California. The Company intends to mail this proxy statement and accompanying proxy card on or about March 10, 2000 to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Vote

  Stockholders of record at the close of business on February 21, 2000 are entitled to notice of and to vote at the Annual Meeting. At the close of business on February 21, 2000, the Company had outstanding and entitled to vote 182,719,869 shares of common stock, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Votes Required for Approval

  The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date, February 21, 2000, is necessary to attain a quorum. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions (via proxy vote) from the beneficial owner. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. For purposes of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting.

  In the election of directors, the ten nominees receiving the highest number of affirmative votes shall be elected. Proposal 2 must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock. Proposal 3 must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the subject matter.

How to Vote Your Shares

  YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

  Stockholders of record or "registered stockholders" can vote:

    By Mail: Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

  If your shares are held beneficially in "street" name through a nominee such as a financial institution or other holder of record, your vote may also be cast by telephone as well as by mail if your financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

  Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

  Any proposal of a stockholder of the Company which is intended to be presented by such stockholder at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than November 10, 2000 in order for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Stockholder proposals received by the Company after that time will be considered untimely.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3165 Porter Drive, Palo Alto, California 94304, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees

  A board of ten directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's ten nominees named below, nine of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serves as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

  The name of and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of the Company.

          Name           Age(1)                  Position with the Company
          ----           ------                  -------------------------
Vivek Y. Ranadive.......   41   President, Chief Exeuctive Officer and Chairman of the Board
Douglas M. Atkin........   36   Director
Yogen K. Dalal..........   49   Director
Edward R. Kozel.........   43   Director
Donald J. Listwin.......   40   Director
Larry W. Sonsini........   58   Director
Matthew J. Szulik.......   43
John G. Taysom..........   45   Director
Phillip E. White........   56   Director
Philip Wood.............   44   Director

--------
(1)  As of February 21, 2000

  Vivek Y. Ranadive has served as President, Chief Executive Officer and Chairman of the Board of the Company since its inception in January 1997. From 1985 to 1997, Mr. Ranadive served as the Chairman and CEO of Teknekron Software Systems, Inc., the predecessor to the Company. In addition, Mr. Ranadive served as President, Chief Executive Officer and Chairman of the Board of TIBCO Finance Technology Inc. ("TFT"), a wholly-owned subsidiary of Reuters Group PLC ("Reuters"), the Company's majority stockholder, from TFT's inception until December 1998. Mr. Ranadive received his B.S. in electrical engineering and computer science and his M.S. in engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard University.

  Douglas M. Atkin was appointed a director of the Company in July 1999. Since 1998, Mr. Atkin has been Chief Executive Officer of Instinet Corporation, a subsidiary of Reuters. From 1992 to 1998, Mr. Atkin was CEO of Instinet International, a subsidiary of Reuters. Mr. Atkin received his B.A. in economics from Tufts University.

  Yogen K. Dalal has been a director of the Company since December 1997. Since September 1991, Mr. Dalal has been a Partner of Mayfield Fund, a venture capital firm. Mr. Dalal is a director of BroadVision, Inc., a supplier of Internet business applications, and several privately-held companies. Mr. Dalal received his B.S. in electrical engineering from the Indian Institute of Technology, Bombay and his M.S. and Ph.D. in electrical engineering from Stanford University.

  Edward R. Kozel has been a director of the Company since May 1997. Mr. Kozel is a director of Cisco Systems, Inc., and served in various capacities at Cisco from 1989 through April 1998, most recently as Chief Technology Officer and Senior Vice President Business Development.

  Donald J. Listwin has been a director of the Company since October 1998. Since February 1990, Mr. Listwin has been with Cisco, where he has held a variety of positions and is currently an Executive Vice President. Mr. Listwin also serves on the Board of Directors of Software.com and E-Tek Dynamics. Mr. Listwin received his B.S. in electrical engineering from the University of Saskatchewan, Canada.

  Larry W. Sonsini has been a director of the Company since May 1997. Mr. Sonsini has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati since 1966 and currently serves as the Chairman of the firm's Executive Committee. Mr. Sonsini also serves as a director of Lattice Semiconductor Corporation, Novell, Inc. and Pixar. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.

  Matthew J. Szulik has served as Chief Executive Officer of Red Hat, Inc. since November 1999, as President since November 1998 and as a director since April 1999. Mr. Szulik also served as Chief Operating Officer of Red Hat from November 1998 to April 1999. Prior to joining Red Hat, from September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, a computer software company. From February 1996 to May 1997, Mr. Szulik served as President of Sapient International, a computer software company. Prior to that, from January 1993 to December 1995, he served as Senior Vice President in charge of sales and marketing for MapInfo Corp., a computer software company.

  John G. Taysom was appointed a director of the Company in July 1999. Since 1982, Mr. Taysom has been employed by Reuters and is currently the Managing Director of Reuters Greenhouse Fund, a venture capital fund. Mr. Taysom is currently a director of Digimarc Corporation, a marker of electronic anti-counterfeiting products, and several other privately held companies. Mr. Taysom received his B.Sc. in economics from Bath University.

  Phillip E. White has been a director of the Company since May 1997. Since August 1997, Mr. White has been President of Marketing Consultants. From January 1989 to July 1997, Mr. White was the Chief Executive Officer of Informix Software, Inc., a provider of innovative database products. Mr. White currently serves on the Board of Directors of Legato Systems, a storage management software provider, Adaptec and several privately held companies. Mr. White received his B.A. in business from Illinois Wesleyan University and his M.B.A. from Illinois State University.

  Philip K. Wood has been a director of the Company since its inception. Since September 1990, Mr. Wood has been employed by Reuters and currently serves as Deputy Finance Director. Prior to joining Reuters in September 1990, Mr. Wood was a partner at Price Waterhouse. Mr. Wood is currently a director of Instinet Corporation and several other subsidiaries of Reuters. Mr. Wood received his M.A. in physics from Balliol College, Oxford University.

  Pursuant to a stockholders agreement among the Company, Reuters and certain of the Company's other stockholders, Messrs. Atkin, Taysom and Wood were nominated for election to the Company's Board of Directors by Reuters; Messrs. Kozel and Listwin were nominated by Cisco; and Messrs. Dalal, Sonsini and White were nominated by Mr. Ranadive.

  Reuters currently has the right under an amended stockholders agreement to nominate four of the Company's ten directors so long as it holds 40% or more of the Company's outstanding shares of voting stock. If Reuters holds less than 40% but at least 25% of the Company's voting shares, Reuters will have the right to nominate three directors. If Reuters holds less than 25% but at least 10% of the Company's voting shares, Reuters will have the right to nominate two directors. If the total number of the Company's directors is increased and if Reuters then holds more than 40%, between 25% and 40% or between 10% and 25% of the Company's outstanding shares of voting stock, Reuters will have the right to nominate the lowest number of directors such that Reuters-nominated directors constitute at least one-third, two ninths or one-ninth of the Company's Board of Directors, respectively.

Director Compensation

  The Company's 1998 Director Option Plan provides for option grants to each of the Company's directors who is not also an employee as follows: an initial grant upon first being elected to the board of an option to purchase 150,000 shares of common stock, and an annual automatic grant of 60,000 shares for each year of service thereafter. In June 1999, the Company granted to Reuters an option to purchase 450,000 shares of the Company's common stock at an exercise price of $2.00 per share under the Company's director stock option plan. Reuters has the right to transfer this option to the Reuters-nominated directors, currently Messrs. Atkin, Taysom and Wood. Directors do not receive any cash compensation for serving on the Company's Board of Directors.

Board Meetings and Committees

  The Board of Directors held a total of ten meetings (including regularly scheduled and special meetings) during fiscal 1999 and also took certain actions by written consent. No incumbent director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors while he served on the board, and (ii) the total number of meetings held by all committees on which he served, except as follows: Mr. Listwin, who attended 50% of the meetings; Mr. Dalal, who attended 70% of the meetings; Mr. Sonsini, who attended 60% of the meetings; Mr. Kozel who attended 50% of the meetings; Mr. Atkin, who was appointed after the Company's initial public offering on July 13, 1999, attended none of the meetings.

  The Company's Board of Directors has standing Audit and Compensation Committees, which assist the Board of Directors in the discharge of its responsibilities.

  The Audit Committee reports to the Company's Board of Directors regarding the appointment of the Company's independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with the Company's accounting and financial policies and management's procedures and policies relative to the adequacy of the Company's internal accounting controls. Members of the Audit Committee are elected by the board and serve for one-year terms. The Audit Committee currently consists of Messrs. Wood, Dalal and Kozel. The Audit Committee held two meetings during fiscal 1999.

  The Compensation Committee reviews and approves the annual salary and bonus for each executive officer consistent with the terms of any applicable employment arrangements, reviews, approves and recommends terms and conditions for all employee benefit plans, and administers the Company's stock option plan. The Stock Option Subcommittee of the Compensation Committee, comprised Messrs. Dalal and Listwin, reviews and approves stock option grants to employees and consultants. Pursuant to the amended stockholders agreement, Reuters has the right to nominate one member of the Company's Compensation Committee. Members of the Company's Compensation Committee other than the Reuters representative are appointed by the Board of Directors and serve one-year terms. The Compensation Committee currently consists of Messrs. Listwin, Dalal and Wood. The Compensation Committee held five meetings during fiscal 1999.

Required Vote

  The ten nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law. The proxies cannot be voted for a greater number of persons than ten.

 Recommendation: The Board of Directors Recommends That Stockholders Vote "For" The Re-election of Messrs. Ranadive, Atkin, Dalal, Kozel, Listwin, Sonsini, Taysom, White and Wood and "For" The Election of Mr. Szulik as Directors of The Company.

                                PROPOSAL NO. 2

                    INCREASE IN NUMBER OF AUTHORIZED SHARES

Proposal

  The Company's Certificate of Incorporation currently authorizes the Company to issue up to 300,000,000 shares of common stock and 25,000,000 shares of preferred stock. The proposed Amended and Restated Certificate of Incorporation of the Company authorizes the Company to issue up to 1,200,000,000 shares of common stock and 75,000,000 shares of preferred stock. As of February 21, 2000, 182,719,869 shares of common stock were outstanding and an additional 65,962,518 shares were reserved for issuance upon the exercise of options and awards granted under the Company's stock plans. The Board of Directors has no immediate plans to issue additional shares of common stock and preferred stock beyond the number already authorized. However, the larger number of authorized shares of common stock and preferred stock provided for in the Company's proposed Amended and Restated Certificate of Incorporation will provide the Company with increased flexibility to undertake various types of transactions, including stock splits (in the form of stock dividends), financings, increases in the number of shares reserved for issuance pursuant to stock-based employee benefit plans, acquisitions of technologies or companies, or other corporate transactions not yet determined.

  The newly authorized shares of common stock will be available for issuance without further action by stockholders except as required by law or applicable requirements of The Nasdaq Stock Market or any successor markets on which the Company's common stock may be traded.

Required Vote

  The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve this proposal. The effect of an abstention or a broker non-vote is the same as that of a vote against the proposed increase in the number of authorized shares.

 Recommendation: The Board of Directors Recommends That Stockholders Vote "For" the Proposal to Increase the Number of Authorized Shares of Common Stock of the Company to 1,200,000,000 and Preferred Stock of the Company to 75,000,000. The Effect of an Abstention or a Broker Non-Vote is the same as that of a vote Against the Proposal to Increase the Number of Authorized Shares.

                                PROPOSAL NO. 3

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending November 30, 2000. PricewaterhouseCoopers LLP and its predecessor, Coopers and Lybrand L.L.P., have been the Company's auditors since the Company was established as a separate entity in January 1997. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to make a statement and respond to appropriate questions.

Required Vote

  The Board of Directors has conditioned its appointment of the Company's independent accountants upon the receipt of the affirmative vote by the holders of a majority of the common stock present in person or represented by proxy and voting at the Annual Meeting. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent accountants will be reconsidered by the Board of Directors.

 Recommendation: The Board Of Directors Recommends That Stockholders Vote "For" The Ratification Of The Appointment Of PricewaterhouseCoopers LLP As The Company's Independent Accountants.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of November 30, 1999, of:

  . each person or entity who is known by the Company to beneficially own five percent or more of the outstanding shares of its common stock;

  .  each director of the Company;

  . the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company who received at least $100,000 in total compensation in fiscal 1998 and/or fiscal 1999 (the "Named Executive Officers"); and

  .  all of the Company's directors and executive officers as a group.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1999 are deemed outstanding.

  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In computing the number of shares beneficially owned by a person, shares of common stock that are subject to the Company's right of repurchase at the original exercise price paid per share, or such shares that are subject to exercisable but unvested options, are not included. Unvested options granted prior to the Company's initial public offering in July 1999 are immediately exercisable upon grant, provided that upon the optionee's cessation of service, any unvested shares are subject to repurchase by us at the original exercise price paid per share.

  The address of each individual listed in the table is TIBCO Software Inc., 3165 Porter Drive, Palo Alto, CA 94304. The percentages in the table below are based on 181,214,907 post split shares of the Company's common stock outstanding as of November 30, 1999. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has had sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

                                                 Shares Beneficially Percentage
                     Name                               Owned        Ownership
                     ----                        ------------------- ----------
Reuters Group PLC and related entities(1)
 85 Fleet Street
 London, EC4P 4AJ..............................      113,301,936        62.5%
Cisco Systems, Inc.
 170 West Tasman Drive
 San Jose, CA 95134............................       13,095,000         7.2
Mayfield Fund(2)
 2800 Sand Hill Road
 Menlo Park, CA 94025..........................        8,583,948         4.7
Vivek Y. Ranadive(3)...........................       12,474,123         6.4
Paul G. Hansen(4)..............................          456,222          *
Robert P. Stefanski(5).........................          416,565          *
Richard M. Tavan(6)............................          542,631          *
Rajesh U. Mashruwala(7)........................          366,456          *
Douglas M. Atkin...............................              --           *
Yogen K. Dalal(8)..............................        8,633,946         4.8
Edward Kozel(9)................................       13,195,002         7.3
Donald J. Listwin(10)..........................       13,145,001         7.3
Larry W. Sonsini(11)...........................           99,999          *
John G. Taysom.................................              --           *
Phillip E. White(12)...........................          527,490          *
Philip K. Wood.................................              --           *
All directors and executive officers as a group
 (15 persons)(13)..............................       49,777,510        26.9

--------
  *  Less than one percent.

 (1) Represents shares held by Reuters Nederland B.V. Includes 14,168,370 shares reserved for sale to employees and consultants of TIBCO Finance Technology Inc., a wholly-owned subsidiary of Reuters Group PLC ("Reuters") pursuant to the exercise by such employees and consultants of purchase rights granted or to be granted to them by Reuters. Subsequent to May 31, 1999, the Company granted Reuters an option to purchase 450,000 shares of its common stock under the Company's 1998 Director Option Plan. Reuters has agreed to limit its voting power such that the votes cast by Reuters will not represent more than 49% of the total votes eligible to be cast in any matter submitted to a vote of the Company's stockholders.

 (2) Includes 8,154,750 shares held by Mayfield IX and 429,198 shares held by Mayfield Associates Fund II.

 (3) Includes 10,939,125 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 65,000 shares subject to the Company's right of repurchase and 258,375 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

 (4) Includes 346,524 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 2,019 shares subject to the Company's right of repurchase and 1,001,421 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

 (5) Includes 128,064 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 383,850 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

 (6) Includes 34,134 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 360,000 shares subject to the Company's right of repurchase and 112,200 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

 (7) Includes 20,834 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 11,872 shares subject to the Company's right of repurchase exercisable within 60 days of November 30, 1999.

 (8) Includes 50,000 shares subject to options exercisable within 60 days of November 30, 1999. Also includes 8,154,750 shares held by Mayfield IX and 429,198 shares held by Mayfield Associates Fund III. Mr. Dalal disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.

 (9) Consists of 99,999 shares subject to options exercisable within 60 days of November 30, 1999. Also includes 13,095,000 shares held by Cisco Systems, Inc. Mr. Kozel, one of the Company's directors, is a member of the Board of Directors of Cisco Systems, Inc. and disclaims beneficial ownership of all shares held by Cisco Systems, Inc.

(10) Includes 50,000 shares subject to options exercisable within 60 days of November 30, 1999. Includes 13,095,000 shares held by Cisco Systems, Inc. Mr. Listwin, one of the Company's directors, is an executive officer of Cisco Systems, Inc., and disclaims beneficial ownership of all shares held by Cisco Systems, Inc.

(11) Includes 99,999 shares subject to options exercisable within 60 days of November 30, 1999.

(12) Includes 205,797 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 278,688 shares subject to the Company's right of repurchase and 378,816 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

(13) Includes 12,147,016 shares subject to options exercisable within 60 days of November 30, 1999. Excludes 1,255,932 shares subject to the Company's right of repurchase and 2,857,554 shares subject to options that are unvested but exercisable within 60 days of November 30, 1999.

               EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Summary Compensation Table

  The following table sets forth information concerning the compensation paid by the Company to the Named Executive Officers for services rendered to the Company during the last two fiscal years. Amounts under the "Bonus" column include bonuses earned during the fiscal year indicated but deferred until a later year. In determining the amount of bonuses paid to the Named Executive Officers, the Compensation Committee considered the financial performance of the Company and the performance of the Named Executive Officers as compared to the performance of comparable companies and compensation data from such companies.

                                                       Long-Term
                                                      Compensation
                               Annual Compensation       Awards
                               ---------------------- ------------
                                                       Securities
   Name and Principal                                  Underlying   All Other
        Positions         Year  Salary        Bonus     Options    Compensation
   ------------------     ---- ----------   --------- ------------ ------------
Vivek Y. Ranadive........ 1999 $ 345,833    $ 231,708        --       $  --
 President, Chief
 Executive Officer and    1998   455,000(1)   200,000    697,500         --
 Director
Paul G. Hansen........... 1999   258,333      140,000    112,497       4,818(2)
 Executive Vice President
  and Chief Financial     1998    88,141(3)    40,000  1,349,997         --
 Officer
Rajesh U. Mashruwala..... 1999   217,000      240,000    149,997         --
 Executive Vice President
  Sales and               1998   213,333       85,000    187,500         --
 Marketing
Robert P. Stefanski...... 1999   241,667(4)   140,000    179,997         --
 Executive Vice
  President, General
  Counsel                 1998   159,375(5)    75,000     54,000      41,430(6)
 and Secretary
Richard M. Tavan......... 1999   231,333      140,000     42,000         --
 Executive Vice
  President, Engineering
  and                     1998   234,000       66,000    108,000         --
 Operations

--------
(1) The Company was reimbursed $226,450 of this amount by Reuters for time Mr. Ranadive spent working on matters for TFT.
(2) Represents amount reimbursed for executive financial planning services.
(3) Mr. Hansen began his employment with the Company as Executive Vice President and Chief Financial Officer in July 1998. His annualized salary in fiscal 1998 was $250,000 per year.
(4) Includes an option to purchase 180,000 shares granted to Mr. Stefanski in connection with his surrender of an option to purchase 210,000 shares of the Company's common stock which was granted to him by Reuters under the TFT stock option plan.
(5) Mr. Stefanski began his employment with the Company as Executive Vice President and General Counsel in March 1998. His annualized salary in fiscal 1998 was $225,000 per year.
(6) Represents amount reimbursed for relocation expenses.

Option Grants in Last Fiscal Year

  The following table sets forth information as to stock options granted to the Named Executive Officers during the fiscal year ended November 30, 1999. These options were granted under the Company's 1996 Stock Option Plan and, unless otherwise indicated, provide for ratable vesting as to 20% of the underlying common stock one year after the date of grant, then ratably over a period of 48 months thereafter. Options were granted at an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. For options granted prior to the Company's initial public offering in July 1999, the fair market value of the Company's common stock on the date of grant was as determined by the Company's Board of Directors. For options granted after the initial public offering, the fair market value of the Company's common stock on the date of grant was the closing sales price of the common stock on the Nasdaq National Market on that date. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the exercise price per share for the full ten-year term of the options. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future common stock prices. The table does not take into account any appreciation in the price of the Company's common stock from the date of the Company's initial public offering to the date of the proxy statement.


                                                                                  Potential
                                                                              Realizable Value
                                                                              at Assumed Annual
                         Number of    Percent Total                             Rate of Stock
                         Securities      Options                              Appreciation for
                         Underlying    Granted to                                Option Term
                          Options     Employees in  Exercise Price Expiration -----------------
          Name            Granted      Fiscal Year    Per Share       Date       5%       10%
          ----           ----------   ------------- -------------- ---------- -------- --------
Vivek Y. Ranadive.......      --            --%         $  --            --   $    --  $    --


Paul G. Hansen..........  112,497         1.10           2.00       2/15/09    141,498  358,582


Rajesh U. Mashruwala....  149,997         1.46           2.00       2/15/09    188,665  478,113


Robert P. Stefanski.....  217,497(1)      2.12           2.00       2/15/09    273,565  693,279


Richard M. Tavan........   42,000         0.41           2.00       2/15/09     52,827  133,874

--------
(1) Includes an option to purchase 180,000 shares granted to Mr. Stefanski in connection with his surrender of an option to purchase 210,000 shares of the Company's common stock which was granted to him by Reuters under the TFT stock option plan.

Aggregate Stock Option Exercises in Fiscal 1999 and Fiscal Year-End Values

  The following table sets forth information with respect to unexercised options held by the Named Executive Officers as of November 30, 1999. Amounts under "Unexercisable" in the table below include unvested options notwithstanding the fact that they are immediately exercisable upon grant because unvested shares are subject to repurchase by us at the original exercise price upon the employee's cessation of service. The amounts under "Value of Unexercised In-the-Money Options" were calculated by determining the difference between the exercise price and the price of the Company's common stock as of November 30, 1999 which was $32.33.

                                                 Number of Securities Underlying
                           Shares                    Unexercised  Options at            Value of Unexercised
                         Acquired on                    November 30, 1999               In-The-Money Options
                         Exercise (#)   Value    ----------------------------------  --------------------------
          Name             Shares      Realized   Exercisable       Unexercisable    Exercisable  Unexercisable
          ----           -----------  ----------  -----------      ----------------  ------------ -------------
Vivek Y. Ranadive.......   300,000    $  250,020       10,875,874            271,625 $349,425,052  $ 8,691,104
Paul G. Hansen..........       --            --           312,767          1,034,344    9,840,682   32,416,383
Rajesh U. Mashruwala....   862,494     1,070,008              --                 --           --           --
Robert P. Stefanski.....    90,000       162,000          178,347            573,150    5,569,765   18,081,141
Richard M. Tavan........     4,500        12,000           29,700            115,800      950,302    3,635,216

  All of the Company's executive officers are employed at-will. However, Mr. Ranadive's employment may only be terminated upon 120 days written notice and Mr. Stefanski's employment may only be terminated upon six months written notice pursuant to agreements entered into with the Company. Each of the Company's other executive officers may be terminated without cause or with cause upon (i) two weeks written notice or (ii) pay equal to two weeks of such officer's salary in lieu of such notice.

  Each of the Company's executive officers is a party to the Company's standard non-disclosure agreement. Under the non-disclosure agreements, for one year following their termination, the Company's employees agree not to solicit any other employee to leave the Company. The employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all forms they file. Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that, during fiscal 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were satisfied except as follows: Reuters' filings were untimely for the months of July, August, September, October and November; and Ginger Kelly's, the Company's Vice President, Corporate Controller and Chief Accounting Officer, July filing was untimely.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1999, the Compensation Committee of the Company's Board of Directors included, at various times, the following directors and former directors: Simon Yencken, Yogen K. Dalal, Donald J. Listwin, Philip K. Wood and Phillip E. White. Since August 1997, Mr. White has provided consulting services to the Company. In connection with these consulting services, the Company paid $219,250 to Mr. White in fiscal 1999. In fiscal 1999, the Company also granted to Mr. White options to purchase 60,000 shares of common stock for serving as a director. Mr. Wood is the Deputy Finance Director of Reuters, the beneficial owner of a majority of the Company's common stock, and Mr. Wood was nominated for service on the Company's Board of Directors by Reuters.

  During fiscal 1999, Mr. Yencken served as an executive officer and director of TFT, a wholly-owned subsidiary of Reuters, and Mr. Yencken was nominated for service on the Company's Board of Directors by Reuters. The Company entered into an amended license, maintenance and distribution agreement with Reuters and TFT in May 1999. Revenue from Reuters and TFT under the license, maintenance and distribution agreement, consisting primarily of product fees on sales by TFT of the Company's products to financial services companies, was $14.3 million in fiscal 1999.

  The license agreement prohibits the Company from using the technology the Company licenses from Reuters to create products which contain functionality or features specifically designed for use by financial services companies, or to assist third parties in doing so. Financial services companies include entities engaged in commercial banking, investment banking, insurance and other financial services. Further, subject to the exceptions described below, the license agreement prevents the Company from selling products and services based on the technology the Company licenses from Reuters directly to financial services companies and certain principal competitors of Reuters, and from providing consulting or other services related to such products directly to such companies.

  Reuters, through TFT, is the preferred distributor of the Company's products in the financial services market, and the Company has agreed not to appoint any other third party reseller to sell the Company's products principally in this market. In addition, for a term of five years commencing on May 28, 1999, Reuters and TFT have the exclusive right to distribute the Company's products to customers in the financial services market segment, subject to exceptions. During this exclusivity period, and subject to exceptions, the Company is prevented from providing any products or consulting services to financial services companies. When Reuters or TFT sell licenses to and maintenance contracts for the Company's products, they must pay the Company 40% of their revenue from such sales, except with respect to products embedded in Reuters or TFT products. However, if Reuters or TFT sell licenses to and maintenance contracts for the Company's products through an unaffiliated third-party, then they must pay the Company 50% of their revenue from such sales. The Company believes that the product fees paid by Reuters and TFT to the Company reflect commercially reasonable terms.

  Reuters and TFT must pay the Company minimum guaranteed product fees of $18 million payable in calendar 2000 and $20 million payable in calendar 2001. On an annual basis beginning in 2002, Reuters may elect to extend the payment of minimum guarantees on an annual basis with minimum guarantees of at least $20 million in each of 2002 and 2003 and at least 110% of the prior year's minimum guaranteed product fees in each year thereafter. If Reuters does not extend the payment of minimum guarantees, the restrictions against the Company's direct sales to financial services customers will be removed with respect to the Company's non-financial software products that are sold as an off-the-shelf, stand-alone product pursuant to an industry standard shrink wrap or click wrap license and that are intended by the Company to be used by the end-user without the requirement for additional customization, or consulting services, which the Company calls commodity products, and the product fee rate Reuters and TFT must pay will decrease to 35%.

  If the license agreement is materially breached by the Company, or if the financial services market restrictions or exclusive distribution terms are determined to be invalid by a court, or if after the expiration of the Company's exclusive distribution relationship with Reuters and TFT the Company sells products or provides services directly to companies in the financial services market, Reuters and TFT may elect to cease paying minimum guaranteed product fees and the product fee rates paid to the Company by Reuters and TFT will decrease to 30%. In addition, in the event the Company materially breaches the license agreement, the Company thereafter will be prohibited from selling or distributing to financial services companies commodity products, or, after the expiration of the five-year exclusive distribution relationship with Reuters and TFT, commodity products that are based on the technology the Company licenses from Reuters, even though Reuters and TFT no longer pay the Company minimum guaranteed product fees.

  The Company has agreed to provide maintenance and support to Reuters and TFT for their customers that acquire the Company's products and have purchased maintenance. Reuters and TFT must pay the Company a fee for maintenance of the Company's products at the same rate they pay on sales of the Company's products. So long as Reuters and TFT are required to pay the Company a minimum guarantee, the Company must maintain, at no charge to Reuters or TFT, at least ten full-time employees for maintenance, marketing and technical support for the Company's products sold by Reuters and TFT. The terms of the License Agreement were the result of negotiations among Reuters, TFT and the Company, and were approved by a majority of the Company's Board of Directors, including a majority of the Company's independent and disinterested directors.

  In addition, TFT provided the Company with operating and administrative services for a transition period since the Company's initial public offering. The Company recorded expenses of $2.3 million in fiscal 1999 for administrative and various other services provided to the Company by TFT. In addition, the Company incurred rent expense of $1.0 million in fiscal 1999 relating to the Company's sub-lease of office space from TFT and the Company's rental of certain furniture and fixtures from TFT. The Company believes that the terms of the intercompany services provided by TFT during fiscal 1999 were on terms no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

  The Company has from time to time entered into arrangements with TFT regarding the sharing of employees on various customer projects. For services the Company provided to TFT under these arrangements, the Company recognized revenue of approximately $306,919 in fiscal 1999. For services TFT provided to the Company under these arrangements, the Company recorded expenses of approximately $2.3 million in fiscal 1999.

  Mr. Listwin is Executive Vice President of Cisco Systems, Inc. ("Cisco"). In March 1999, the Company granted Cisco a license to embed its TIB/Rendezvous product and multicasting technology in its Internetworking Operating System and Cisco Networking Services for Active Directory, or CNS/AD, products in exchange for a license fee of $1.5 million, plus ongoing maintenance fees of $405,000, annually. In November 1999, the Company granted Cisco an expanded license to embed its TIB/Rendezvous and TIB/Hawk products in all of Cisco's products. This expanded license was granted in exchange for an additional license fee of $2.8 million plus ongoing annual maintenance fees of $390,000 during the first year and $450,000 per year each year thereafter during which Cisco purchases maintenance and ongoing service fees on a time and materials basis. The terms of this transaction were the result of arm's-length negotiations between Cisco and the Company, and were approved by a majority of the Company's Board of Directors, including a majority of its independent and disinterested directors. The Company believes that the terms of the technology licensing agreement with Cisco are no less favorable to it than could have been negotiated with an unaffiliated third party.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Company's executive compensation program is designed to align stockholder interests with business strategy, Company values and management initiatives. It is based on the following four principles: (i) to link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon the Company's financial performance and by encouraging stock ownership in the Company, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

  The executive compensation guidelines of the Compensation Committee were developed to combine competitive levels of compensation and rewards for superior performance and to align relative compensation with the achievements of essential corporate goals, satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock option grants to management are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

  A position evaluation program establishes grade levels among all positions reflecting the importance and value of each position to the Company. A position's grade level determines a range of values within which the executive's compensation is administered.

  Executive officers' compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Company, including a 401(k) plan, medical, life insurance, and an employee stock purchase plan, some of which allocate payments generally based on an individual's level of annual cash compensation. Benefits under these general plans are indirectly tied to TIBCO's performance.

  The cornerstone of the Company's compensation program is to pay for performance. In addition to base salary, all major elements of the Company's executive compensation programs vary directly with both corporate and individual performance. As part of that, the Committee sets aggressive performance targets for its executives. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

Annual Cash Compensation

  Amounts paid as base salary, including merit salary increases, are determined by the executive's performance, placement in the salary range established for the executive's position and the salaries offered in the industry for comparable positions. Salaries for the Company's executive officers are determined primarily on the basis of the executive officer's responsibility, general salary practices of peer companies and the executive's individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer's on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company's financial performance generally. The weight given each such factor by the Compensation Committee may vary with each individual . Outside independent consultants are periodically used to gather and analyze industry comparisons of salary data to ensure that the salary ranges used in the compensation program are competitive for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table).

  The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company's executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer's level of responsibility, individual performance, contributions to the Company's success and the Company's financial performance generally. The Committee sets and approves the formulas which establish the amounts available for annual incentive awards. For 1999, incentive awards paid to most executive officers were primarily determined by applying the provisions of the TIBCO Executive Incentive Plan
(1999). This plan's formula measures the Company's performance as measured by revenue growth. Each year the Committee approves goals for the Incentive Plan based on the Company's strategy and the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Company performed against its goals.

  Amounts actually paid for annual incentive awards to executives are based on the executive's individual performance and salary. Awards are approved by the Committee based upon recommendations by management after year end. It is the Company's intent to place a greater proportion of the executive's annual cash compensation at risk through the variable amounts available for an annual incentive award.

Long-Term Incentive Awards

  Long-term incentive awards are made under the 1996 Stock Option Plan (the "Plan"). The Plan, which is administered by the Committee, is an omnibus plan and provides stock based awards to eligible employees which include most employees as well as the Company's executive officers.

  Stock option awards are based on guidelines that provide for larger awards commensurate with position levels that reflect competitive grant practices within a broad peer group of companies in the software, e-commerce and internet industries. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company's long-term performance which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To achieve this goal, stock options typically vest and become fully exercisable over a four-year period. The principal factors considered in granting stock options to officers of the Company are prior performance, level of responsibility, other compensation and the executive officer's ability to influence the Company's long-term growth and profitability. The stock option plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

  Section 162(m) of the Internal Revenue Code ("IRC") disallows a deduction by the Company for compensation exceeding $1.0 million paid to certain executive officers, excluding, among other things, performance based compensation. Because the compensation paid to the executive officers has not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. The Compensation Committee remains aware of the IRC section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Yogen K. Dalal
                                          Donald J. Listwin
                                          Philip K. Wood

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to stockholders on the Company's common stock with the cumulative total return of the Nasdaq Stock Market--U.S. Index and the Internet Stock Index. The graph assumes that $100 was invested on July 13, 1999 (the date of the Company's initial public offering) in the Company's common stock, the Nasdaq Stock Market--U.S. Index and the Internet Stock Index, including reinvestment of dividends. No cash dividends have been declared or paid on the Company's common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

DATE         TIBCO     NASDAQ    ISDEX
----------------------------------------
 7/13/1999   $100.00   $100.00   $100.00
 7/22/1999   $198.33   $ 96.62   $ 90.50
 8/02/1999   $171.67   $ 94.44   $ 81.38
 8/11/1999   $145.00   $ 92.32   $ 76.74
 8/20/1999   $150.83   $ 95.32   $ 85.94
 8/31/1999   $180.83   $ 98.60   $ 88.54
 9/10/1999   $226.67   $102.66   $ 93.86
 9/21/1999   $218.33   $103.88   $ 89.35
 9/30/1999   $200.63   $ 98.85   $ 95.62
10/11/1999   $243.33   $104.96   $106.30
10/20/1999   $226.46   $100.36   $ 99.79
10/29/1999   $260.00   $106.82   $102.05
11/09/1999   $486.67   $113.60   $110.72
11/18/1999   $710.00   $121.27   $123.37
11/30/1999   $646.67   $120.08   $122.54

Other Matters

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgement.

                                          By Order of the Board of Directors

                                          /s/ Robert P. Stefanski
                                          _____________________________________
                                          Robert P. Stefanski
                                          Secretary

March 10, 2000